NEWS RELEASE 950 Echo Lane, Suite 100 Houston, TX 77024

AT GROUP 1:	President and CEO	Earl J. Hesterberg	(713) 647-5700

	SVP, CFO and Treasurer	Robert T. Ray	(713) 647-5700

	Manager, Investor Relations	Kim Paper Canning	(713) 647-5700

AT Fleishman-Hillard:	Investors/Media	Russell A. Johnson	(713) 513-9515

FOR IMMEDIATE RELEASE
WEDNESDAY, MAY 18, 2005

GROUP 1 AUTOMOTIVE STOCKHOLDERS RE-ELECT BOARD MEMBERS

Quinn and Lataif to Serve Additional Terms

HOUSTON, May 18, 2005 — Group 1 Automotive, Inc. (NYSE: GPI), a Fortune 500 specialty retailer, today announced that stockholders re-elected directors Stephen D. Quinn and Louis E. Lataif to additional three-year terms at today’s annual stockholders’ meeting.

Quinn, 49, has served as a director since May 2002. He joined Goldman, Sachs & Co. in 1981, and from 1990 until his retirement in 2001 was a general partner and managing director. Quinn also serves on the board of directors, the audit committee and the nominating and governance committee of Zions Bancorporation, and on the board of directors and the audit committee of American Express Bank, Ltd., a wholly-owned subsidiary of American Express Company.

Lataif, 66, has served as a director since August 2002. He has been the dean of the School of Management at Boston University since 1991 following a distinguished 27-year career with Ford Motor Company. At Ford, he was named general manager of Ford Division and elected a corporate vice president, then Ford’s youngest officer. He also served as president of Ford of Europe from 1988 to 1991. Lataif serves on the board of directors of Sanyo Electric Company, Ltd., Magna Entertainment Corporation and Interaudi Bank. He also serves on the board of directors and as chairman of the audit committee of Great Lakes Chemical Corporation, and as a member of the board of trustees of the Iacocca Foundation.

“These gentlemen have made significant contributions to Group 1 during their initial terms,” said John L. Adams, Group 1’s chairman. “We look forward to receiving their continued guidance during the next three years.”

Also at the meeting, stockholders ratified the appointment by the audit committee of Ernst & Young LLP as independent auditors of Group 1 for the year ended Dec. 31, 2005.

About Group 1 Automotive, Inc.
Group 1 owns 96 automotive dealerships comprised of 142 franchises, 33 brands and 31 collision service centers located in California, Colorado, Florida, Georgia, Louisiana, Massachusetts, New Jersey, New Mexico, New York, Oklahoma and Texas. Through its dealerships and Internet sites, the company sells new and used cars and light trucks; arranges related financing, vehicle service and insurance contracts; provides maintenance and repair services; and sells replacement parts.

Group 1 Automotive can be reached on the Internet at www.group1auto.com.